UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Form 8-A/A

Amendment No. 1

For Registration of Certain Classes of Securities

Pursuant to Section 12(b) or (g) of the

Securities Exchange Act of 1934

Sepracor Inc.

(Exact name of registrant as specified in its charter)

Delaware	22-2536587
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

84 Waterford Drive
Marlborough, Massachusetts	01752
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered
Preferred Stock Purchase Rights	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.  ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.  ☒

Securities Act registration statement file number to which this form relates:	Not applicable
(If applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

Not Applicable
(Title of Class)

The undersigned registrant, Sepracor Inc., a Delaware corporation (the “Registrant”), hereby amends the following items, exhibits and portions of its Registration on Form 8-A filed with the U.S. Securities and Exchange Commission on June 4, 2002 (the “Form 8-A”) as set forth below.

Item 1.  Description of Registrant’s Securities to be Registered.

Item 1 of the Form 8-A filed by the Registrant is hereby amended to include the following:

On September 3, 2009, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Dainippon Sumitomo Pharma Co., Ltd., a company formed under the laws of Japan (“Parent”), and Aptiom, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Parent (“Merger Sub”).  Pursuant to the Merger Agreement, upon the terms and subject to the conditions thereof, Merger Sub will commence a tender offer (the “Offer”) to acquire all of the outstanding shares of common stock of the Registrant, and as soon as practicable after the consummation of the Offer and subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement, Merger Sub will merge with and into the Registrant (the “Merger”) and the Registrant will become an indirect wholly-owned subsidiary of Parent.

On September 3, 2009, the Registrant entered into an amendment (the “Rights Amendment”) to the Rights Agreement (the “Rights Agreement”) dated June 3, 2002 between the Registrant and Computershare Trust Company, N.A. (as successor Rights Agent to EquiServe Trust Company, N.A.). The Rights Amendment, among other things, renders the Rights Agreement inapplicable to the Offer and the Merger. The Rights Amendment provides that none of (i) the approval, adoption, execution or delivery of the Merger Agreement, (ii) the commencement or consummation of the Offer, (iii) the exercise of the option to purchase shares of common stock of the Registrant granted pursuant to Section 1.4 of the Merger Agreement, (iv) the exercise of the option to purchase shares of common stock of the Registrant granted pursuant to Section 1.5 of the Merger Agreement, (v) the consummation of the Merger, or (vi) the consummation of any of the other transactions contemplated by the Merger Agreement, will (A) result in the rights becoming exercisable or in Parent or its affiliates and associates being deemed an “Acquiring Person” under the Rights Agreement or (B) give rise to any event that would result in the occurrence of a “Stock Acquisition Date” or a “Distribution Date” under the Rights Agreement.

A copy of the Rights Amendment is attached hereto as Exhibit 4.2 and is incorporated herein by reference. The foregoing description of the Rights Amendment does not purport to be complete and is qualified in its entirety by reference to the Rights Amendment.

Item 2.  Exhibits.

Item 2 of the Form 8-A is hereby amended by adding the following exhibit attached hereto:

Exhibit Number

4.2

First Amendment, dated as of September 3, 2009, to the Rights Agreement, dated June 3, 2002, between the Registrant and Computershare Trust Company, N.A. (as successor Rights Agent to EquiServe Trust Company, N.A.) (incorporated herein by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, File No. 000-19410, filed with the Securities and Exchange Commission on September 3, 2009).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

Sepracor Inc.

Date: September 4, 2009	By:	/s/ Andrew I. Koven
Andrew I. Koven Executive Vice President, General Counsel and Corporate Secretary

Exhibit Index

Exhibit Number	Description
4.1

Rights Agreement, dated June 3, 2002, between the Registrant and Computershare Trust Company, N.A. (as successor Rights Agent to EquiServe Trust Company, N.A.), which includes as Exhibit A the Form of Certificate of Designations of Series A Junior Participating Preferred Stock, as Exhibit B the Form of Rights Certificate and as Exhibit C the Summary of Rights to Purchase Preferred Stock (incorporated herein by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, File No. 000-19410, filed with the U.S. Securities and Exchange Commission on June 4, 2002).

4.2

First Amendment, dated as of September 3, 2009, to the Rights Agreement, dated June 3, 2002, between the Registrant and Computershare Trust Company, N.A. (as successor Rights Agent to EquiServe Trust Company, N.A.) (incorporated herein by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, File No. 000-19410, filed with the Securities and Exchange Commission on September 3, 2009).